Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of this 1st day of January 2015, is entered into by Conkwest, Inc., a Delaware corporation with its principal place of business at 2533 S. Coast Highway 101, Suite 210, Cardiff-by-the-Sea, CA 92007 (the “Company”), and Barry J. Simon, M.D., an individual resident of California (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Executive Employee Employment, Non-Disclosure and Confidentiality Agreement, dated as of March 19, 2008, as amended from time to time (the “Original Agreement”);

WHEREAS, the Company [intends to file] a Form S-1 registration statement under the Securities Act of 1933 with the Securities Exchange Commission and anticipates effecting an initial public offering of the Company’s common stock (the “IPO”); and

WHEREAS, in connection with the anticipated IPO, the Company and the Executive deem it advisable and appropriate to replace the Original Agreement with this Agreement; and

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Employment/Duties. During the Employment Period (as defined below), the Executive shall serve as President and Chief Executive Officer of the Company and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Company’s Board of Directors (“Board of Directors”). The Executive shall be based at the current location of his offices (Cardiff-by-the-Sea, California) and provided with office space and support personnel and equipment commensurate with his position. The Executive shall report to, and be subject to the general supervision of, the Board of Directors, consistent with the terms of this Agreement.

The Executive agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may be permitted to engage in other activities consistent with past practice, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities do not materially interfere with the performance of the Executive’s duties under this Agreement and have been disclosed to and approved in advance by the Board of Directors. The Executive’s service as a member on the board of directors of Inex Bio shall be deemed to have been disclosed and approved by the Board of Directors. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies are not inconsistent with the terms and conditions of this Agreement and have been disclosed in advance to the Executive.

Further, during the Employment Period, so long as the Company’s common stock is not publicly traded, Executive shall be a member of the Board of Directors (and all other boards of directors of subsidiaries of the Company) and, if the common stock of the Company becomes publicly traded, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company shall cause the nominating and corporate governance committee of the Board of Directors to propose to the shareholders of the Company at each annual meeting occurring during the Employment Period at which Executive is subject to election or re-election, as applicable, the election or re-election, as applicable, of the Executive as a member of the Board of Directors and the Executive shall so serve if elected or re-elected; provided, however, that if the Executive’s employment with the Company terminates for any reason, the Executive’s membership on the Board shall also terminate, unless otherwise agreed in writing by the Company and the Executive.

2. Effective Date/Period of Employment. Executive’s employment with the Company commenced on May 21, 2007 (the “Original Effective Date”). Employment under this Agreement shall be effective as of January 1, 2015 (the “Effective Date”) and shall continue until terminated in accordance with the provisions of Section 4 (the “Employment Period”), subject to Section 9.13.

3. Compensation and Benefits.

3.1. Base Salary. During the Employment Period, the Company shall pay the Executive a base salary of $395,000 calculated on an annual basis (as increased, “Base Salary”), paid in periodic installments in accordance with the Company’s customary payroll practices. The Base Salary shall be increased by at least 6% annually, beginning at the end of calendar year 2015, until termination as provided for herein. The Executive’s performance, the performance of the Company and such other factors as the Board of Directors deems appropriate, in its sole discretion, shall be considered in such review.

3.2. Additional Compensation.

(a) Annual Bonus Opportunity. During the Employment Period, the Executive may be eligible to receive an annual cash bonus no later than sixty (60) days after the end of each calendar year, as determined by the Board of Directors (or the Compensation Committee of the Board of Directors (the “Committee”)) in its good faith discretion. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board of Directors (or the Committee) in good faith consultation with the Executive and with due regard to any performance or other metrics as the Executive may propose [and agreed to by the Executive, such agreement not to be unreasonably withheld]. The Executive’s target bonus will be equal to 45% of the Executive’s Base Salary (the “Annual Bonus”), which amount shall not be pro-rated for 2015.

3.3. Equity Compensation.

(a) Existing Equity Grants. Pursuant to the Original Agreement, the Executive was granted a stock option to purchase 200,000 shares of the Company’s common stock on December 14, 2014 (the “Existing Equity Award”). Notwithstanding anything to the contrary in the Existing Equity Award, in the event the Executive’s employment is terminated pursuant to Section 4.3 or 4.4 of this Agreement, all of the Executive’s outstanding Existing Equity Award shall become fully vested and such stock options underlying such Existing Equity Award shall remain outstanding and exercisable (to the extent not already exercised) for a period of three (3) years, measured from (x) with respect to a Change of Control, the date of the consummation of the Change of Control, or if later, the date of the Executive’s termination of employment and (y) with respect to any other event, the date of the Executive’s termination of employment.

(b) IPO Equity Awards. Upon the closing date of the IPO (the “IPO Effective Date”), the following equity awards shall be granted to the Executive pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”: (i) a stock option to purchase 300,000 shares of common stock of the Company (the “IPO Options”) with an exercise price equal to the fair market value of the Company’s common stock on the date of grant; and (ii) a grant of 200,000 restricted stock units representing the right to receive one share of the Company’s common stock for each restricted stock unit that becomes vested (the “IPO RSUs” and together the with IPO Options, the “IPO Equity Awards”). The award agreement evidencing the grant of the IPO Equity Awards shall provide that they vest 50% upon grant, and 50% upon the first anniversary of the IPO Effective Date, conditioned on the continued employment of the Executive as of the IPO Effective Date, subject to accelerated vesting as provided for in this Agreement. The provisions of this Agreement with respect to the treatment of equity awards to the Executive upon termination of employment or Change of Control shall apply with respect to the IPO Equity Awards. Following the grant of the IPO Equity Awards, the Executive shall remain eligible to receive subsequent grants of options, restricted stock units or other equity-based awards under the 2014 Plan or any successor plan thereto.

(c) Future Annual Equity Grants. Commencing as of the first calendar year following the grant of the IPO Equity Awards, or in the event that the IPO Effective Date does not occur and the IPO Equity Awards are not granted, the first calendar year during which this Agreement becomes effective, the Executive shall be eligible to receive additional equity grants as determined by the Committee or the Board of Directors. The annual equity grants to the Executive during the Employment Period shall have a target value as of the grant date such that the aggregate target value of such annual equity grants, and the Executive’s base salary and annual bonus at target, result in total direct compensation opportunity for the Executive for the applicable year at no less than $1,200,000 per calendar year of the Employment Period.

3.4. Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its senior executives, and for so long as he remains employed, Executive shall remain eligible, consistent with past practices, for all perquisites and benefits for which he is currently eligible as of the Effective Date. The Executive shall be entitled to take at least four (4) weeks of paid vacation (or such greater amount of vacation time as the Executive may qualify for consistent with the Company’s employee benefits policy) in addition to customary business holidays available to the Company’s employees generally. Executive’s tenure with the Company for purposes of determining eligibility, payments and benefit levels under any Company benefit and welfare plan shall be based on his service date from the Original Effective Date.

3.5. Reimbursement of Expenses.

(a) The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time; provided that the Executive shall be entitled to business class airfare on domestic flights exceeding three (3) hours and first class airfare on all foreign flights.

(b) The Company shall pay the reasonable attorney’s fees and out-of-pocket expenses of the Executive’s counsel incurred in connection with the negotiation and subsequent interpretation of this Agreement.

3.6. Withholding. All salary, bonus and other compensation payable to the Executive during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

3.7. Indemnification and D&O Insurance. The Company shall indemnify and hold Executive harmless during his employment or service as a member of the Board of Directors (or both) to the maximum extent and provided under and subject to the terms of the Company’s charter and by-laws (as in effect as of the Effective Date, subject to any improvements in coverage) and applicable law. During the Employment Period, and for a term of six years thereafter, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board of Directors in respect of acts and omissions of the Executive in his capacity as such or as a director of the Company and occurring during Executive’s employment or service as a member of the Board of Directors (or both).

3.8. Piggyback Registration Rights. Following any public offering by the Company, and subject to any applicable underwriters’ lock up period, the Executive shall, with respect to his then owned common stock in the Company, be provided with piggyback registration rights in connection with any subsequent public issuance or secondary sale of common stock, in each case on commercially reasonable terms.

4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1. By the Company for Cause. At the election of the Company, for Cause, provided that prior to a termination of the Executive’s employment pursuant to subsection (iii), below, the Executive shall have thirty (30) days to cure in all material respects such Cause event(s) following the Executive’s receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after the Executive has been given such notice. For the purposes of this Section 4.1, “Cause” means (i) the Executive’s conviction of, or guilty plea to, a felony, (ii) the Executive’s commission of any crime involving fraud or material dishonesty in connection with the Executive’s employment by the Company, or (iii) the Executive’s willful and repeated failure to substantially perform his duties to the Company or material breach of this Agreement, in each case after written notice to Executive and the failure to cure within thirty (30) days thereafter (unless such act or omission, by its nature, may not be remedied). No act or failure to act shall be deemed “willful” for the purposes of this Agreement unless done, or failed to be done, by the Executive intentionally and in bad faith. Any termination for Cause shall be effected by a resolution of the majority of the members of the Board of Directors. Prior to terminating the Executive’s employment for Cause, the Board of Directors shall deliver to the Executive, within ten (10) days after the occurrence of the act(s), omission(s), event(s) and/or circumstance(s) purportedly constituting Cause hereunder, a written notice setting forth in sufficient detail the act(s), omission(s), event(s) and/or circumstance(s) the Board of Directors believe in good faith constitute Cause to terminate the Executive’s employment. In the event the Board of Directors delivers to the Executive the notice described in the preceding sentence, the Executive shall be afforded an opportunity to meet with the Board of Directors with counsel of Executive’s choosing, upon reasonable notice under the circumstances, and explain and defend any act(s), omission(s), event(s) and/or circumstances alleged by the Board of Directors in the written notice delivered to the Executive to constitute grounds for a termination for Cause. If Executive has, and utilizes, such opportunity to be heard, the Board of Directors shall promptly reaffirm that grounds for a termination for Cause exist or reinstate Executive to his position hereunder.

4.2. Death or Disability. Upon the death of Executive or written notice by the Company to Executive of termination of the Executive for Disability (as defined below) given while the Executive remains Disabled. For purposes of this Section 4.2, “Disability” means (i) the Executive has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Executive’s duties to the Company and (ii) such incapacity has continued for a period of one hundred twenty (120) consecutive days.

4.3. By the Executive for Good Reason. At the election of the Executive, for Good Reason, provided that the Company shall have thirty (30) days to cure in all material respects such Good Reason event(s) following the Company’s receipt of the Executive’s written notice of such Good Reason event(s). For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a reduction in the Executive’s Base Salary, (ii) any material diminution or other adverse change in the Executive’s authority, responsibilities or duties without the prior written consent of the Executive, (iii) a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive, (iv) the relocation, without the written consent of the Executive, of the place of business at which the Executive principally performs Executive’s duties hereunder to a location that is greater than 50 miles from place of business at which the Executive principally performs Executive’s duties hereunder as of the Effective Date, (v) the Executive’s removal from or failure to be elected to the Board of Directors or (vi) a Change of Control. Notwithstanding the foregoing, (A) the Executive will be deemed to have given consent to the condition(s) described in this Section 4.3 if the Executive does not provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the thirty (30) day cure period, the Executive must terminate the Executive’s employment for Good Reason no later than one hundred eighty (180) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days prior written notice of termination, which may run concurrently with the Company’s cure period.

For purposes of this Agreement, “Change of Control” shall mean (A) any acquisition of the Company by a Person (as defined below) not an Affiliate (as defined below) of the Company, by means of merger or other form of corporate reorganization in which the outstanding ownership interests of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person and in which the holders of the Company’s ownership interests hold less than fifty percent (50%) of the acquiring or surviving Person (other than a mere reincorporation transaction), (B) the closing of the transfer from existing Company stockholders, in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of the Company’s securities if, after such closing, such Person or group of affiliated Persons would hold more than fifty percent (50%) of the outstanding voting securities of the Company, (C) a sale of all or substantially all of the assets of the Company by a Person not an Affiliate of the Company or (D) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least of majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of the office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; provided, however, that a “Change of Control” shall not include an initial public offering of the Company’s stock or a mere recapitalization transaction.

For purposes of this Agreement, an “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

For purposes of this Agreement, a “Person” shall mean any individual, company, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

4.4. By the Company Not For Cause or By the Executive Not For Good Reason. At the election of the Company for reasons other than Cause, or the election of the Executive for reasons other than Good Reason, upon not less than thirty (30) days’ prior written notice of termination.

5. Effect of Termination.

5.1. Payments upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 4.1, as a result of the death or disability of the Executive pursuant to Section 4.2 or by the Executive pursuant to Section 4.4, the Company shall pay to the Executive (or his designated representative or estate) the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary pursuant to Section 3.1 through the last day of the Executive’s actual employment by the Company; (ii) any accrued but unused vacation time in accordance with the terms of applicable law; (iii) any unreimbursed expenses incurred through the last day of the Executive’s actual employment by the Company and reimbursable under Section 3.5; (iv) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; but, for clarity, shall have no obligation to pay any amounts pursuant to Section 3.2; and (v) in the case of death or termination due to Disability, a pro rata bonus paid sixty (60) days after termination based on the target Annual Bonus and the period of the year during which the Executive was employed.

(b) In the event the Executive’s employment is terminated by the Executive pursuant to Section 4.3 or by the Company pursuant to Section 4.4, in each case either one month prior to a Change of Control or after a Change of Control, then the Company shall pay to the Executive: (i) the Accrued Benefits; (ii) any unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, which shall be payable at the time such bonuses would have been paid if the Executive was still employed with the Company and in accordance with Section 3.2(a); (iii) an amount equal to three (3) times the sum of (A) the Base Salary pursuant to Section 3.1 as in effect on the date of termination plus (B) the highest of (x) Executive’s Annual Bonus paid for the year preceding the year of termination, (y) Executive’s Annual Bonus paid at target for the year in which termination occurs and (z) Executive’s Base Salary in effect at the time of termination, which amount shall be paid in a lump sum on the sixtieth (60th) day following the date of termination; and (iv) reimbursement for COBRA continuation medical benefits for the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months following the date of termination. The payments under subpart (iv) shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due prior to such date. For the avoidance of doubt, unless otherwise elected by the Board of Directors, in its sole discretion and to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to make payments sooner, any payments made pursuant to this Section 5.1(b) shall be subject to the Company’s standard payroll schedule.

(c) In the event the Executive’s employment is terminated by the Executive pursuant to Section 4.3 or by the Company pursuant to Section 4.4, in each case outside of the time frame referenced in Section 5.1(b) above, then the Company shall pay to the Executive: (i) the Accrued Benefits; (ii) any unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, which shall be payable at the time such bonuses would have been paid if the Executive were still employed with the Company and in accordance with Section 3.2(a); (iii) an amount equal to two (2) times the sum of (A) the Base Salary pursuant to Section 3.1 as in effect on the date of termination plus (B) the highest of (x) Executive’s Annual Bonus paid for the year preceding the year of termination, (y) Executive’s Annual Bonus paid at target for the year in which termination occurs and (z) Executive’s Base Salary in effect at the time of termination, which amount shall be paid in a lump sum on the sixtieth (60th) day following the date of termination; and (iv) reimbursement for COBRA continuation medical benefits for the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months following the date of termination. The payments under subpart (iv) shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due prior to such date. For the avoidance of doubt, unless otherwise elected by the Board of Directors, in its sole discretion and to the extent permitted under Section 409A of the Code, to make payments sooner, any payments made pursuant to this Section 5.1(c) shall be subject to the Company’s standard payroll schedule.

(d) The payments to be made or benefits to be provided to the Executive under paragraphs (b) or (c) above other than Accrued Benefits: (i) shall be contingent upon the execution (and non-revocation) within sixty (60) days following termination of employment by the Executive of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the payments to be made and benefits to be provided), together with a mutual agreement to not make any disparaging comments, statements or communications about the Executive, the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination of the Executive’s employment, all in substantially the form annexed hereto as Exhibit A and (ii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in Section 5.1(b) or 5.1(c).

5.2 Treatment of Equity Upon Termination or Change of Control

(a) It is understood and agreed that all equity awards granted to the Executive from and after the Effective Date shall be subject to the following vesting acceleration provisions: (i) upon the consummation of a Change of Control (including a termination without Cause or resignation for Good Reason in accordance with Sections 4.3 or 5.1(b) in connection with a Change of Control), all of the Executive’s then-outstanding equity awards shall become immediately fully vested and, to the extent stock options or stock appreciation rights, exercisable, and (ii) in the event the Executive is terminated by the Company without Cause or the Executive Resigns for Good Reason (and (i) above does not apply), (A) the Executive shall receive twenty-four (24) months of vesting acceleration on all of the Executive’s then-outstanding time-based equity awards and (B) with respect to the Executive’s then-outstanding performance-based equity awards, the Executive shall be deemed to have satisfied the service-based component of the portion of such awards that would have vested based on service within twenty-four (24) months of the date of such termination and the Executive shall be eligible to vest with respect to the performance-based component of such awards if the performance criteria are satisfied within twenty-four (24) months of the Executive’s termination of employment. All options or stock appreciation rights that become vested in accordance with this Section 3.3(b) shall remain outstanding and exercisable (to the extent not already exercised) for a period of three (3) years, measured from the date of the consummation of the Change of Control, or if later, the date of the Executive’s termination of employment.

5.3 Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (collectively, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. Notwithstanding anything herein to the contrary, if the Executive dies following the Employee’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum (with interest as provided for below) as soon as administratively practicable after the date of the Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any delayed payments shall be credited with interest at a rate equal to the short term applicable federal rate (“AFR”) then in effect until paid.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(d) This Agreement is intended to be exempt from the requirements of Code Section 409A or compliant therewith so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted accordingly. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

6. Covenant Not to Compete. Except with the prior written consent of the Board of Directors, the Executive will not, during the term of this Agreement, engage in competition with the Company or any of its Affiliates, either directly or indirectly, in any manner or capacity, as advisor, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company or any of its Affiliates.

7. Other Agreements. The Executive represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non- competition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming the Executive. The Executive agrees that if the Executive, during the Employment Period, becomes subject to any such agreement or prohibition, the Executive shall immediately notify the Company.

8. Confidential Information.

8.1. The Executive understands and agrees that the information obtained and the various projects undertaken by the Executive in the performance of his duties as an employee of the Company may involve confidential, proprietary, and trade-secret information of the Company or the Company’s customers. The Executive further understands and agrees that the Executive will have access to knowledge or information of a confidential, proprietary, or trade secret nature concerning the Company or the Company’s customers, and that the Executive shall receive such information in confidence, solely for the benefit of the Company. The Executive agrees that the Executive shall not disclose any such information to anyone not specifically authorized by the Company to receive it, and shall not use the information for the Executive’s benefit or the benefit of any person or entity, other than the Company, at any time during or after the term of this Agreement, unless the Executive is required to pursuant to law, regulation or a subpoena issued by a court of competent jurisdiction; provided, however, that Executive must give the Company notice within five (5) business days after receiving notice of such a request to produce Confidential Information for the purpose of allowing the Company to contest such a request. The Executive shall not be required to contest such a request.

8.2. For the purposes of this Agreement, “Confidential Information” means proprietary information or material disclosed to Executive or known to Executive as a consequence of or through performance of services as an employee of the Company, whether or not related to his duties and responsibilities as an employee, whether or not such proprietary information or materials is patentable, belonging to the Company (or to any corporation, firm, or partnership directly or indirectly controlled by or controlling the Company or in which any of the aforesaid have more than 20% ownership interest) including, but not limited to, trade secrets (including, for example and without limitation, trade secrets as defined by substantive California law governing “trade secrets,” processes, formulas, data, know-how, improvements, inventions, computer software, programs, circuit designs, masks, test results, techniques, marketing and product plans and strategies, and information concerning customers or vendors, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, products, processes, systems, machinery, materials, research activities and plans, cost of production, contract forms, prices, volume of sales, promotional methods, lists of names or classes of customers, inventions, disclosures, patents, patent applications, patent positioning, customer and buyer contacts and lists, supplier’s prices or rebates, pricing practices, technical data, personnel and salary information, names and addresses, and information relating to financial arrangements, contracts, operating practices or plans of the Company, consultants and business plans, including any negative technical or business developments, which are communicated to, learned of, developed or otherwise acquired by the party receiving such information or materials during or in the course of the agreement, including information concerning the existence, scope or activities of any research and development project of the Company. Information shall be considered, for purposes of this Agreement, to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by the Company or any of its affiliates. For purposes of this Agreement, information shall not be considered Confidential Information to the extent that such information is or becomes, through no fault or action of Executive, part of the public domain, such information is independently known to Executive, or such information is lawfully furnished to Executive by a third party without restriction on disclosure.

8.3. Upon the termination of the Executive’s employment, the Executive shall, at the Company’s option, surrender to the Company, destroy or maintain in confidentiality in accordance with the standard set forth in this Agreement, all property provided to the Executive by the Company for use in relation to the Executive’s employment, and, in addition, the Executive shall surrender to the Company any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications or disclosures with respect thereto, diagrams, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company; provided, however, the Executive shall be permitted to retain his personal address book.

9. Miscellaneous.

9.1. Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph of this Agreement. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions of the State of California).

9.6. Resolution of Disputes. Any dispute, difference or controversy arising under this Agreement shall be settled by arbitration. Any arbitration pursuant to this Section shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules. The arbitrator shall interpret and construe this Agreement in accordance with, and shall be bound by the laws of the State of California. Any arbitration shall take place in San Diego, California or at such other location as the parties may agree upon, according to the American Arbitration Association’s Commercial Arbitration Rules now in force and hereafter adopted. The arbitrator shall make any award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. Notwithstanding the preceding sentence, if the arbitrator determines that Executive is the prevailing party in the dispute, then the Company shall reimburse Executive for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten (10) days after Executive’s request for reimbursement accompanied by evidence that the fees and expenses were incurred. Any reimbursement hereunder shall be paid to Executive promptly and in no event later than the end of the year next following the date the expense was incurred.

9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall secure such successor’s written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.8. Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

9.10. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.11. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.12. Execution; Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

9.13. Survival. The provisions of Sections 3.7 and 5 through 10 shall survive the termination of this Agreement.

9.14. 280G.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive from the Company or otherwise in connection with a Change of Control (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 9.14, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

(b) The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 9.14. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to Executive (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder. The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(c) Notwithstanding the foregoing, to the extent that the Company of Holdings does not have any readily tradable public stock, and in the event that it shall be determined that any right to receive any Transaction Payment would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for the Executive under all other agreements or benefit plans of the Company, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of Code, the Company shall use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to any Transaction Payment to obtain the approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. §1.280G-1, and Executive shall us his reasonable best efforts to cooperate in connection with such procedure (including, if required, executing a waiver of any Transaction Payment to which he might otherwise be entitled that may be submitted for approval to such stockholders).

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[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT EFFECTIVE

JANUARY 1, 2015]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CONKWEST, INC.

/s/ Steve Gorlin
By:	Steve Gorlin
Its:	Vice Chairman of the Board

EXECUTIVE

/s/ Barry J. Simon
Name:	Barry J. Simon, M.D.

Exhibit A

FORM OF GENERAL RELEASE

Barry J. Simon, M.D. (“Employee”), in consideration for receiving the severance benefits described in [Section 5.1(b)/Section 5.1(c)] of that certain Executive Employment Agreement (the “Employment Agreement”) between Employee and Conkwest, Inc. (the “Employer”), does hereby fully release the Employer, including all of its past, present and future directors, members, officers, stockholders, employees, agents, affiliates and representatives, from any and all claims of every kind and nature whatsoever, known or unknown, either at law or in equity, arising out of or related to his employment with, service to, or engagement with the Employer and/or termination of employment or pursuant to any federal, state or local laws, regulations, executive orders or other requirements, including but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), any claims arising out of any employment agreement entered into by Employee and Employer and any claims of discrimination based upon race, color, sex, age, religion, national or ethnic origin, sexual orientation, disability, handicap, status as a Vietnam Era Veteran, or any other protected classification; provided, however, that nothing in this release shall operate to limit or negate Employee’s rights, if any, (i) to indemnification (and advancement of legal fees) by the Company for any acts or omissions taken by Employee in good faith as an officer or director of the Company or as a fiduciary of any benefit plan of the Company; (ii) to directors’ and officers’ liability insurance; (iii) to any vested equity and any rights set forth in agreements related thereto; or (iv) to post-termination compensation and benefits to which Employee is entitled under his employment agreement with Employer.

Employee represents that he understands the various claims he could have asserted under the American with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, and other such similar laws; that he has read this Release carefully and understands all of its provisions; that he understands that he has the right to and is advised to consult an attorney concerning this Release and in particular the waiver of rights he might have under these laws; that to the extent, if any, that he desired, he has availed himself of this right; that the consideration received by him is above and beyond the payments or benefits otherwise owed to him under the terms of him employment with the Employer or required by law; that he has, pursuant to the Older Workers Benefit Protection Act, been provided at least twenty-one (21) days to consider whether to sign this Release; and that he enters this Release and waives any claims knowingly and willingly.

In addition to the foregoing, Employee hereby agrees he is waiving all rights under Paragraph 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This Release will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA and other laws, but Employee understands that he is knowingly and voluntarily waiving all rights or claims arising prior to his execution of the Release to receive any payment, benefit or remedial relief as a consequence of any charge filed with the EEOC and/or of any litigation concerning any facts alleged in any such charge.

Employee acknowledges and agrees that, but for providing this general release, Employee would not be receiving the benefits described in [Section 5.1(b)/Section 5.1(c)] of the Employment Agreement.

Employee agrees that for three (3) years following his termination from the Employer, he will not make any statements that are disparaging or adverse to the Employer, its affiliates, stockholders holding more than 5% of the Employer’s outstanding capital stock, directors, officers, or employees, or its management or business practices. Employer agrees that for three (3) years following Employee’s termination, its directors and executive officers will not to make any statements that are disparaging or adverse to the Employee, including any statement that disparages any skills, work performance, capabilities or other aspect of Employee’s service as an employee of the Employer; provided, that these provisions shall not prohibit any party (A) from disclosing that Employee is no longer employed by the Employer, (B) from responding truthfully to any governmental investigation, legal process or related inquiry, (C) from making reasonable competitive statements in the course of promoting a competing business, or (D) making a good faith rebuttal of another person’s untrue or misleading statement.

This Release will become effective seven (7) days after it is signed. Employee may revoke this Release within seven (7) days after it is signed, and it will not become effective or enforceable until this seven (7) day revocation period has expired. After the revocation period has expired, this Release will be forever binding on the Employee. The Employee acknowledges that he may hereafter discover facts not now known to him relating to his hire, employment or termination of employment, and agrees that this Release will remain in effect notwithstanding any such discovery of any such facts. The Employee will not bring any proceeding to challenge the validity of this Release.

IN WITNESS WHEREOF, Barry J. Simon has caused this instrument of GENERAL RELEASE to be executed and sealed on this              day of                         , 20    .

Barry J. Simon

Signed and sealed in the presence of:

Notary Public
My Commission expires: